EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors

Interactive Network, Inc.:

We consent to the use in this 1999 Annual Report on Form 10-K of our report dated March 15, 1999 relating to the consolidated balance sheet of Interactive Network, Inc. and subsidiary as of December 31, 1998 and the related consolidated statements of operations, shareholders' deficit and cash flows for each of the years in the two-year period ended December 31, 1998.

Our report dated March 15, 1999 contains an explanatory paragraph that states, among other things, that the Company filed for bankruptcy and was operating as a debtor-in-possession under the jurisdiction of the bankruptcy court which subjects the Company to a number of significant contingencies and raises substantial doubt about the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.


                                             /s/ KPMG LLP

                                             KPMG LLP


Mountain View, California

April 14, 2000